DONEGAL GROUP INC.

                          ---------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD APRIL 18, 1996

                          ---------------------------

To the Stockholders of
DONEGAL GROUP INC.:

     The Annual Meeting of Stockholders of Donegal Group Inc. (the 'Company') will be held at 10:00 a.m., prevailing time, on April 18, 1996, at the Company's offices, 1195 River Road, Marietta, Pennsylvania 17547, for the following purposes:

     1. To elect three Class A directors, to serve until the expiration of their three-year terms and until their successors are elected;

     2. To act upon the election of KPMG Peat Marwick LLP as auditors for the Company for 1996;

     3. To act upon the adoption of the Company's 1996 Employee Stock Purchase Plan;

     4. To act upon the adoption of the Company's 1996 Equity Incentive Plan;
        and

     5. To transact such other business as may properly come before the Annual Meeting and any adjournment, postponement or continuation thereof.

     The Board of Directors has fixed the close of business on February 23, 1996 as the record date for the determination of the stockholders entitled to notice of and to vote at the Annual Meeting.

     A copy of the Company's Annual Report for the year ended December 31, 1995 is being mailed to stockholders together with this Notice.

     Holders of Common Stock are requested to complete, sign and return the enclosed form of proxy in the envelope provided whether or not they expect to attend the Annual Meeting in person.

                                          By Order of the Board of Directors,

                                          /s/ Donald H. Nikolaus

                                          Donald H. Nikolaus,
                                          President and Chief Executive Officer

March 26, 1996
Marietta, Pennsylvania

                               DONEGAL GROUP INC.
                          ---------------------------

     This Proxy Statement and the form of proxy enclosed herewith, which are first being mailed to stockholders on or about March 26, 1996, are furnished in connection with the solicitation by the Board of Directors of Donegal Group Inc. (the 'Company') of proxies to be voted at the Annual Meeting of Stockholders (the 'Annual Meeting') to be held at 10:00 a.m., prevailing time, on April 18, 1996, and at any adjournment, postponement or continuation thereof, at the Company's principal executive offices, which are located at 1195 River Road, Marietta, Pennsylvania 17547.

     Shares represented by proxies in the accompanying form, if properly signed and returned, will be voted in accordance with the specifications made thereon by the stockholders. Any proxy not specifying to the contrary will be voted in favor of the adoption of the proposals referred to in the Notice of Annual Meeting and for the election of the nominees for director named below. A stockholder who signs and returns a proxy in the accompanying form may revoke it at any time before it is voted by giving written notice of revocation or a duly executed proxy bearing a later date to the Secretary of the Company or by attending the Annual Meeting and voting in person.

     The cost of solicitation of proxies in the accompanying form will be borne by the Company, including expenses in connection with preparing and mailing this Proxy Statement. Such solicitation will be made by mail and may also be made on behalf of the Company in person or by telephone or telegram by the Company's regular officers and employees, none of whom will receive special compensation for such services. The Company, upon request therefor, will also reimburse brokers, nominees, fiduciaries and custodians and persons holding shares in their names or in the names of nominees for their reasonable expenses in sending proxies and proxy material to beneficial owners.

     Only holders of Common Stock of record at the close of business on February 23, 1996 will be entitled to notice of and to vote at the Annual Meeting. Each share of Common Stock is entitled to one vote on all matters to come before the Annual Meeting. Cumulative voting rights do not exist with respect to the election of directors.

     As of the close of business on February 23, 1996, the Company had outstanding 4,276,944 shares of Common Stock, $1.00 par value. A majority of the outstanding shares will constitute a quorum at the Annual Meeting. As of February 23, 1996, Donegal Mutual Insurance Company (the 'Mutual Company') owned 2,507,633 shares of the Company's outstanding Common Stock, or approximately 58.6% of the Company's outstanding Common Stock. The Mutual Company has advised the Company that the Mutual Company will vote its shares for the election of Robert S. Bolinger, Patricia A. Gilmartin and Philip H. Glatfelter, II as directors, for the election of KPMG Peat Marwick LLP as auditors for 1996, for the adoption of the Company's 1996 Employee Stock Purchase Plan and for the adoption of the Company's 1996 Equity Incentive Plan. Accordingly, Messrs. Bolinger and Glatfelter and Mrs. Gilmartin will be elected as directors, KPMG Peat Marwick LLP will be elected as auditors for the Company for 1996 and the Company's 1996 Employee Stock Purchase Plan and the Company's 1996 Equity Incentive Plan will be approved regardless of the votes of the Company's stockholders other than the Mutual Company.

                      BENEFICIAL OWNERSHIP OF COMMON STOCK

     The following table sets forth as of February 23, 1996 the amount and percentage of the Company's outstanding Common Stock beneficially owned by (i) each person who is known by the Company to own beneficially more than 5% of its outstanding Common Stock, (ii) each director and nominee for director, (iii) each executive officer named in the Summary Compensation Table, other than Harry
E. Newman, who died in January 1996, and (iv) all executive officers and directors of the Company as a group.


                                                                                  SHARES         PERCENT OF
                              NAME OF INDIVIDUAL                                BENEFICIALLY OUTSTANDING COMMON
                             OR IDENTITY OF GROUP                                OWNED (1)        STOCK (2)
------------------------------------------------------------------------------  -----------  -------------------
5% HOLDERS:
  Donegal Mutual Insurance Company............................................    2,507,633            58.6%
     1195 River Road
     Marietta, Pennsylvania 17547
  Putnam Investments, Inc.....................................................      252,000             5.9%(3)
     One Post Office Square
     Boston, Massachusetts 02109
DIRECTORS:
  C. Edwin Ireland............................................................        5,000              --
  Donald H. Nikolaus..........................................................       89,340(4)          2.1%
  Patricia A. Gilmartin.......................................................        1,200              --
  Philip H. Glatfelter, II....................................................        1,400              --
  R. Richard Sherbahn.........................................................          100              --
  Robert S. Bolinger..........................................................          600              --
  Thomas J. Finley, Jr........................................................          450              --
EXECUTIVE OFFICERS:
  Ralph G. Spontak............................................................       58,530(5)          1.4%
  William H. Shupert..........................................................        2,785              --
  Frank J. Wood...............................................................       13,025(6)           --
  All directors and executive officers as a group (11 persons)................      172,430(7)          3.9%

------------------
(1) Information furnished by each individual named. This table includes shares that are owned jointly, in whole or in part, with the person's spouse, or individually by such person's spouse.

(2) Less than 1% unless otherwise indicated.

(3) Based upon information contained in a Schedule 13G of Putnam Investments, Inc. ('Putnam') received by the Company on or about February 9, 1996. According to this Schedule 13G, certain Putnam investment managers (together with their parent corporations, Putnam Investments, Inc. and Marsh & McLennan Companies, Inc.) are considered beneficial owners of these shares, which were acquired for investment purposes by such investment managers for certain of their advisory clients.

(4) Includes 65,000 shares of Common Stock which Mr. Nikolaus has the option to purchase under the Company's 1986 Equity Incentive Plan at prices ranging from $9.00 to $12.00 per share, all of which options are currently exercisable. See 'Certain Transactions.'

(5) Includes 53,000 shares of Common Stock which Mr. Spontak has the option to purchase under the Company's 1986 Equity Incentive Plan at prices ranging from $9.00 to $12.00 per share, all of which options are currently exercisable.

(6) Includes 10,000 shares of Common Stock which Mr. Wood has the option to purchase under the Company's 1986 Equity Incentive Plan at prices ranging from $9.00 to $12.00 per share, all of which options are currently exercisable.

(7) Includes 128,000 shares of Common Stock subject to options to purchase under the Company's 1986 Equity Incentive Plan, all of which options are currently exercisable.

     Section 16 of the Securities Exchange Act of 1934 (the 'Exchange Act') requires that the officers and directors of a corporation, such as the Company, which has a class of equity securities registered under Section 12 of the Exchange Act, as well as persons who own more than 10% of a class of equity securities of such a corporation, file reports of their ownership of such securities, as well as monthly statements of changes in such ownership, with the corporation, the Securities and Exchange Commission (the 'SEC') and Nasdaq. Based upon written representations received by the Company from its officers and directors, and the Company's review of the monthly statements of ownership changes filed with the Company by its officers and directors during 1995, the Company believes that all such filings required during 1995 were made on a timely basis.

                      RELATIONSHIP WITH THE MUTUAL COMPANY

     The Company was formed by the Mutual Company in August 1986 and was a wholly owned subsidiary of the Mutual Company until November 1986, when the Company sold 600,000 shares of Common Stock in a public offering, thereby reducing the Mutual Company's ownership of the Company's outstanding Common Stock from 100% to approximately 79.5%, which subsequently increased to approximately 84%. In September 1993, the Company sold 1,150,000 shares of Common Stock in a public offering. At the same time, the Mutual Company sold 200,000 shares of the Company's Common Stock, reducing the Mutual Company's ownership of the Company's outstanding Common Stock to approximately 57%. Between December 22, 1994 and December 31, 1995, the Mutual Company purchased an aggregate of 172,000 shares of the Company's Common Stock in the open market pursuant to SEC Rule 10b-18 and in private transactions. See 'Executive Compensation -- Certain Transactions' below. These purchases increased the Mutual Company's ownership of the Company's Common Stock to 2,507,633 shares or approximately 58.6% of the Company's outstanding Common Stock as of February 23, 1996.

     The Company's operations are interrelated with the operations of the Mutual Company, and various reinsurance arrangements exist between the Company and the Mutual Company. The Company believes that its various transactions with the Mutual Company have been on terms no less favorable to the Company than the terms that could have been negotiated with an independent third party.

     The Mutual Company provides all personnel for the Company and its subsidiaries, Atlantic States Insurance Company ('Atlantic States'), Delaware American Insurance Company ('Delaware American') and Southern Insurance Company of Virginia ('Southern'). Expenses are allocated to the Company, Delaware American and Southern according to a time allocation and estimated usage agreement, and to Atlantic States in relation to the relative participation of the Mutual Company and Atlantic States in the pooling agreement described herein. Such charges to the Company were $16,251,186 in 1995.

     On December 29, 1988, the Company acquired all of the outstanding common stock of Southern, which converted from a mutual insurance company known as Southern Mutual Insurance Company to a stock insurance company on the same date. Since January 1, 1991, the Mutual Company has reinsured 50% of Southern's business. Because the Mutual Company places substantially all of the business assumed from Southern in the pool, from which the Company has an allocation which is 65% from and after January 1, 1996, the Company's operations include approximately 80% of the business written by Southern. Southern and the Mutual Company settle the balances resulting from this reinsurance arrangement on a monthly basis.

     Atlantic States participates in an underwriting pool with the Mutual Company whereby Atlantic States cedes premiums, losses and loss adjustment expenses on all of its business to the Mutual Company and assumes from the Mutual Company a specified portion of the premiums, losses and loss adjustment expenses of the Mutual Company and Atlantic States. Under the pooling agreement, which became effective on October 1, 1986, Atlantic States cedes to the Mutual Company all of its insurance business written on or after October 1, 1986. Substantially all of the Mutual Company's property and casualty insurance business written or in force on or after October 1, 1986 is also included in the pooled business, including the business reinsured from Southern. Pursuant to an amendment to the pooling agreement effective October 1, 1988, the Mutual Company, which is solely responsible for any losses in the pooled business with dates of loss on or before the close of business on September 30, 1986, retroceded 50% of the pooled business to Atlantic States. From January 1, 1993 to December 31, 1995, 60% of the pooled business had been retroceded to Atlantic States. Since January 1, 1996, 65% of the pooled business has been retroceded to Atlantic States. All premiums, losses, loss adjustment expenses and other underwriting expenses are prorated among the parties on the basis of their participation in the pool. The pooling agreement may be amended or terminated at the end of any calendar year by agreement of the parties. The allocations of pool participation percentages between the Mutual Company and the Company are based on the pool participants' relative amounts of capital and surplus, expectations of future relative amounts of capital and surplus and the ability of the Company to raise capital for Atlantic States. The Company does not currently anticipate a further increase in its percentage of participation in the pool, nor does the Company intend to terminate its participation in the pooling agreement. Additional information describing the pooling agreement is contained in the Company's 1995 Annual Report to Stockholders, a copy of which is enclosed with this Proxy Statement and to which reference is hereby made.

     As of December 31, 1995, the Company acquired all of the outstanding capital stock of Delaware American pursuant to a Stock Purchase Agreement dated as of December 21, 1995 between the Company and the Mutual Company. As part of this transaction, the Mutual Company entered into an aggregate excess of loss reinsurance agreement with Delaware American whereby the Mutual Company has insured the risk of any loss from an adverse development in Delaware American's loss reserve and loss adjustment expense reserve at the end of 1995 compared to the end of 1996 and losses and loss expense adjustments incurred by Delaware American during the month of December 1995 and for 1996 by reason of the fact that Delaware American's loss and loss adjustment expense ratio for those periods exceeds the lesser of the loss and loss expense ratios of immediately preceding periods or 60%.

     All of the Company's officers are officers of the Mutual Company, and five of the Company's seven directors are directors of the Mutual Company. The Company and the Mutual Company maintain a Coordinating Committee, which consists of two outside directors from each of the Company and the Mutual Company, none of whom holds seats on both Boards, to review and evaluate the pooling agreement between the Company and the Mutual Company and to be responsible for matters involving actual or potential conflicts of interest between the Company and the Mutual Company. The decisions of the Coordinating Committee are binding on the Company and the Mutual Company. The Company's Coordinating Committee members must conclude that intercompany transactions are fair and equitable to the Company. The purpose of this provision is to protect the interests of the stockholders of the Company other than the Mutual Company. The Coordinating Committee met two times in 1995. The Company's members on the Coordinating Committee are Messrs. Bolinger and Finley. See 'Election of Directors.' The Mutual Company's members on the Coordinating Committee are John
E. Hiestand and Dr. Charles A. Heisterkamp, III.

     Mr. Hiestand, age 58, has been a director of the Mutual Company since 1983 and has been President of Hiestand Memorials, Inc., a manufacturer of cemetery monuments, since 1977.

     Dr. Heisterkamp, age 63, has been a director of the Mutual Company since 1979 and has practiced as a surgeon in Lancaster, Pennsylvania for more than the past five years.

                             ELECTION OF DIRECTORS

     The Company's Board of Directors consists of seven members. Each director is elected for a three-year term and until his successor has been duly elected. The current three-year terms of the Company's directors expire in the years 1996, 1997 and 1998, respectively.

     Three Class A directors are to be elected at the Annual Meeting. Unless otherwise instructed, the proxy holders will vote the proxies received by them for the election of the nominees named below, all of whom are currently directors of the Company. If a nominee becomes unavailable for any reason, it is intended that the proxies will be voted for a substitute nominee designated by the Board of Directors. The Board of Directors has no reason to believe the nominees named will be unable to serve if elected. Any vacancy occurring on the Board of Directors for any reason may be filled by a majority of the directors then in office until the expiration of the term of the class of directors in which the vacancy exists. The three nominees for Class A director receiving a plurality of the votes cast at the Annual Meeting will be elected as directors. Shares held by brokers or nominees as to which voting instructions have not been received from the beneficial owner or person otherwise entitled to vote and as to which the broker or nominee does not have discretionary voting power, i.e., broker nonvotes, will be treated as not present and not entitled to vote for nominees for election as Class A directors. Abstentions from voting and broker nonvotes will have no effect on the election of directors since they will not represent votes cast at the Annual Meeting for the purpose of electing directors.

     The names of the nominees for Class A directors and the Class B and Class C directors who will continue in office after the Annual Meeting until the expiration of their respective terms, together with certain information regarding them, are as follows:

                         NOMINEES FOR CLASS A DIRECTORS

                                                                                           DIRECTOR    YEAR TERM
NAME                                                                               AGE       SINCE    WILL EXPIRE*
------------------------------------------------------------------------------     ---     ---------  ------------

Robert S. Bolinger............................................................     59        1986         1999
Patricia A. Gilmartin.........................................................     56        1986         1999
Philip H. Glatfelter, II......................................................     66        1986         1999


------------------
* If elected at the Annual Meeting.

                         DIRECTORS CONTINUING IN OFFICE
CLASS B DIRECTORS

                                                                                           DIRECTOR    YEAR TERM
NAME                                                                               AGE       SINCE    WILL EXPIRE
------------------------------------------------------------------------------     ---     ---------  ------------
C. Edwin Ireland..............................................................     86        1986         1997
Donald H. Nikolaus............................................................     53        1986         1997

CLASS C DIRECTORS

                                                                                           DIRECTOR    YEAR TERM
NAME                                                                               AGE       SINCE    WILL EXPIRE
------------------------------------------------------------------------------     ---     ---------  ------------
Thomas J. Finley, Jr. ........................................................     75        1986         1998
R. Richard Sherbahn...........................................................     67        1986         1998

     Mr. Bolinger has been President and Chief Executive Officer of Susquehanna Bancshares, Inc. since 1982 and of Farmers First Bank since 1976. Mr. Bolinger is also a director of Susquehanna Bancshares, Inc.

     Mr. Finley retired in 1985 as President and Chief Executive Officer of the Insurance Federation of Pennsylvania, a position he held for 18 years.

     Mrs. Gilmartin has been an employee since 1969 of Donegal Insurance Agency, which has no affiliation with the Company except that Donegal Insurance Agency receives insurance commissions in the ordinary course of business from the Company's subsidiaries and affiliates in accordance with such subsidiaries' and affiliates' standard commission schedules and agency contracts. Mrs. Gilmartin has been a director of the Mutual Company since 1979.

     Mr. Glatfelter retired in 1989 as a Vice President of Meridian Bank, a position he held for more than five years prior to his retirement. Mr. Glatfelter has been a director of the Mutual Company since 1981 and has been Vice Chairman of the Mutual Company since 1991.

     Mr. Ireland is former Chairman of the Lancaster Industrial Development Authority. He retired from Hamilton Watch Company in 1970. Prior thereto, he was Vice President, Secretary and Treasurer of Hamilton Watch Company. Mr. Ireland has been a director of the Mutual Company since 1972 and Chairman of its Board of Directors since 1985. He has been Chairman of the Company's Board of Directors since 1986.

     Mr. Nikolaus has been President of the Mutual Company since 1981 and a director of the Mutual Company since 1972. He has been President of the Company since 1986. Mr. Nikolaus has been a partner in the law firm of Nikolaus, Hohenadel & Umbenhauer since 1972.

     Mr. Sherbahn has owned and operated Sherbahn Associates, Inc., a life insurance and financial planning firm, since 1974. Mr. Sherbahn has been a director of the Mutual Company since 1967.

                   THE BOARD OF DIRECTORS AND ITS COMMITTEES

     The Board of Directors met four times in 1995. The Board of Directors has an Executive Committee, an Audit Committee, a Nominating Committee, a Compensation Committee and, together with the Mutual Company, a Coordinating Committee.

     The Company's Executive Committee met 16 times in 1995. Messrs. Nikolaus, Ireland and Glatfelter are the members of the Executive Committee. The Executive Committee has the authority to take all action that can be taken by the full Board of Directors, consistent with Delaware law, between Board of Directors' meetings.

     The Audit Committee of the Company consists of Messrs. Bolinger, Glatfelter and Ireland. The Audit Committee, which met once in 1995, reviews audit reports and management recommendations made by the Company's outside auditing firm.

     The Nominating Committee of the Company consists of Messrs. Ireland and Glatfelter. The Nominating Committee, which did not meet in 1995, is responsible for the nomination of candidates to stand for election to the Board of Directors at the Annual Meeting and the nomination of candidates to fill vacancies on the Board of Directors between meetings of stockholders. The Nominating Committee will consider written nominations for directors from stockholders to the extent such nominations are made in accordance with the Company's By-laws. The Company's By-laws require that any such nominations must be sent to the Company at its principal executive offices, attention: Secretary, not less than 30 days prior to the date of the stockholders meeting at which directors are to be elected. Such written nomination should set forth the name, age, address and principal occupation for the past five years of such nominee, the number of shares of the Company's Common Stock beneficially owned by such nominee and such other information about such nominee as would be required under the proxy solicitation rules of the SEC if proxies were solicited for the election of such nominee.

     The Compensation Committee of the Company consists of Messrs. Ireland, Sherbahn and Glatfelter. The Compensation Committee met two times in 1995 to review and recommend compensation plans, approve certain compensation changes and grant options under and determine participants in the 1986 Equity Incentive Plan. No member of the Compensation Committee is a former or current officer or employee of the Company, the Mutual Company or any of their respective subsidiaries. Furthermore, no executive officer of the Company serves as a member of a compensation committee of another entity one of whose executive officers serves on the Compensation Committee of the Company or as a director of the Company, nor does any executive officer of the Company serve as a director of another entity, one of whose executive officers serves on the Compensation Committee of the Company.

     None of the directors of the Company attended fewer than 75% of the aggregate of the total number of meetings of the Board of Directors plus the total number of meetings of all committees of the Board of Directors on which the director served that were held during 1995, except Mr. Ireland, who attended 62.5% of such meetings as a result of meetings missed due to illness.

COMPENSATION OF DIRECTORS

     Directors of the Company were paid an annual retainer of $13,000 in 1995 and were paid $500 for each meeting attended in excess of five per year. Directors who are members of committees of the Board of Directors receive $250 for each committee meeting attended. If a director serves on the Board of Directors of both the Mutual Company and the Company, the director receives only one annual retainer. If the Boards of Directors of both companies meet on the same day, directors receive only one meeting fee. In such event, the retainer and meeting fees are allocated 35% to the Mutual Company and 65% to the Company.

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

     The following table sets forth the compensation paid by the Company and the Mutual Company during each of the three fiscal years ended December 31, 1995 for services rendered in all capacities to the chief executive officer of the Company and the four other most highly compensated executive officers of the Company whose compensation exceeded $100,000 in the fiscal year ended December 31, 1995.

                                                                   LONG-TERM COMPENSATION
                                                                   ----------------------
                                                                           AWARDS
                                                                   ----------------------
                                                                               SECURITIES
                                     ANNUAL COMPENSATION (1)       RESTRICTED  UNDERLYING
NAME AND                        ---------------------------------    STOCK      OPTIONS         ALL OTHER
PRINCIPAL POSITION                YEAR     SALARY ($)   BONUS ($)  AWARDS ($)     (#)      COMPENSATION ($)(3)
------------------------------  ---------  -----------  ---------  ----------  ----------  -------------------
Donald H. Nikolaus,                  1995   $ 311,000   $ 100,369      --          --           $  85,430
  President and Chief                1994     281,000           0      --          --              64,776
  Executive Officer                  1993     255,000      80,144      --          --              53,774

Ralph G. Spontak,                    1995   $ 204,000   $  57,133      --          --           $  46,205
  Senior Vice President,             1994     184,000           0      --          --              34,496
  Chief Financial Officer            1993     167,000      45,620      --          --              25,422
  and Secretary

Harry E. Newman,                     1995   $ 137,000   $  47,868      --          --           $  27,186
  Senior Vice President,             1994     122,000           0      --          --              23,042
  Claims(2)                          1993     110,000      38,223      --          --              12,167

William H. Shupert,                  1995   $ 137,000   $  47,868      --          --           $  22,791
  Senior Vice President,             1994     122,000           0      --          --              19,244
  Underwriting                       1993     110,000      38,223      --          --              12,167

Frank J. Wood                        1995   $  95,000   $  18,530      --          --           $  13,576
  Vice President,                    1994      86,500           0      --          --              16,424
  Marketing                          1993      79,000      14,796      --          --              14,456

------------------
(1) All compensation of officers of the Company is paid by the Mutual Company. Pursuant to the terms of an intercompany allocation agreement between the Company and the Mutual Company, the Company is charged for its proportionate share of all such compensation.

(2) Mr. Newman died in January 1996.

(3) Represents contributions made by the Company under its defined contribution pension plan and its profit-sharing plan. In the case of Mr. Nikolaus, the total shown also includes premiums paid under a split-dollar life insurance policy of $21,267 and directors and committee meeting fees of $20,650. In the case of Mr. Spontak for 1995, the total shown includes premiums paid under a split-dollar life insurance policy of $4,043 and directors and committee meeting fees of $15,200. In the case of Messrs. Newman, Shupert and Wood for 1995, the totals shown also include term life insurance premiums of $10,670, $6,275 and $2,316, respectively.

     No options were granted by the Company during the fiscal year ended December 31, 1995 to any of the persons named in the Summary Compensation Table.

     The following table sets forth information with respect to options exercised during the year ended December 31, 1995 and held on December 31, 1995 by the persons named in the Summary Compensation Table.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR END OPTION VALUES

                                                                                     VALUE OF UNEXERCISED
                                                          NUMBER OF SECURITIES           IN-THE-MONEY
                                                           UNDERLYING OPTIONS       OPTIONS AT FISCAL YEAR
                                SHARES                     AT FISCAL YEAR END                 END
                              ACQUIRED ON     VALUE    --------------------------  -------------------------
NAME                           EXERCISE     REALIZED   EXERCISABLE  UNEXERCISABLE  EXERCISABLE  UNEXERCISABLE
---------------------------  -------------  ---------  -----------  -------------  -----------  ------------
Donald H. Nikolaus.........       35,000    $ 275,000      65,000            --     $ 453,750    $       --
Ralph G. Spontak...........            0           --      53,000            --       426,750            --
Harry E. Newman............       33,200      205,600          --            --            --            --
William H. Shupert.........       33,200      238,800          --            --            --            --
Frank J. Wood..............            0           --      10,000            --        67,500            --

REPORT OF THE COMPENSATION COMMITTEE OF DONEGAL GROUP INC.

     THE FOLLOWING REPORT OF THE COMPANY'S COMPENSATION COMMITTEE AND THE PERFORMANCE GRAPH THAT IMMEDIATELY FOLLOWS SUCH REPORT SHALL NOT BE DEEMED PROXY SOLICITATION MATERIAL, SHALL NOT BE DEEMED FILED WITH THE SEC UNDER THE EXCHANGE ACT OR INCORPORATED BY REFERENCE IN ANY DOCUMENT SO FILED AND SHALL NOT OTHERWISE BE SUBJECT TO THE LIABILITIES OF SECTION 18 OF THE EXCHANGE ACT.

     Under rules established by the SEC, the Company is required to provide certain information about the compensation and benefits provided to the Company's President and Chief Executive Officer and the other executive officers listed in the Summary Compensation Table. The disclosure requirements as to these officers include the use of specified tables and a report of the Company's Compensation Committee reviewing the factors that resulted in compensation decisions affecting these officers and the Company's other executive officers. The Compensation Committee of the Board of Directors has furnished the following report in fulfillment of the SEC's requirements.

     The Compensation Committee reviews the general compensation policies of the Company, including the compensation plans and compensation levels for executive officers, and administers the Company's 1986 Equity Incentive Plan and the cash incentive compensation program in which the Company's executive officers participate. No members of the Compensation Committee are former or current officers of the Company, or have other interlocking relationships as defined by the SEC.

     Compensation of the Company's executive officers has two principal elements: (i) an annual portion, consisting of a base salary that is reviewed annually and cash bonuses based on the Company's underwriting results, and (ii) a long-term portion, consisting of stock options. In general, the executive compensation program of the Company has been designed to:

      (i) Attract and retain executive officers who contribute to the long-term success of the Company;

      (ii) Motivate key senior executive officers to achieve strategic business objectives and reward them for their achievement; and

     (iii) Support a compensation policy that differentiates in compensation amounts based on corporate and individual performance and responsibilities.

     A major component of the Company's compensation policy, which has been approved by the Compensation Committee, is that a significant portion of the aggregate annual compensation of the Company's executive officers should be based upon the Company's underwriting results as well as the contribution of the individual officer. For a number of years, the Company has maintained a cash incentive compensation program for the Company's executive officers. This program provides a formula pursuant to which a fixed percentage of the Company's underwriting results for the year is computed, as specified in the program, and then allocated among the executive officers selected to participate in the program for the particular year. The identity of the executive officers selected to participate in the program for the particular year as well as their participation in the amount determined by application of the fixed formula is based upon recommendations submitted by the Company's senior executive officers to the Compensation Committee. The Compensation Committee reviews those recommendations and fixes the percentage participation of the Company's executive officers in the program. The portion of the total compensation of the executive officers named in the Summary Compensation Table arising from the cash incentive compensation program formula increased in 1995 compared to 1994 because the Company's net income in 1995 was substantially greater than its net income in 1994. The Compensation Committee therefore believes that the amount of the incentive payments are tied directly to the Company's performance.

     The principal factors considered by the Company when it established the cash incentive compensation program were:

      (i) achievement of the Company's long-term underwriting objectives; and

     (ii) the Company's long-term underwriting results compared to the long-term underwriting results of other property and casualty insurance companies.

Such factors as cost control, continued development of the skills of the Company's workforce to achieve greater efficiency and an ability to maintain and expand the Company's current business on a profitable basis while seeking new business opportunities through acquisitions, one of which was completed in 1995, the Company's expansion into New York in late 1995 through the establishment of a relationship between the Company and Pioneer Insurance Company (New York) and the Company's successful completion of a $20,000,000 debt financing in December 1995, were considered in approving Mr. Nikolaus' participation percentage in 1995, as well as the above factors and a subjective analysis of the performance of Mr. Nikolaus.

     The Company's executive officers participate in the Company's 1986 Equity Incentive Plan, under which stock options are granted from time to time at the fair market value of the Company's Common Stock on the date of grant. The options typically vest over three years. The primary purpose of the 1986 Equity Incentive Plan is to provide an incentive for the Company's long-term performance. Such stock options provide an incentive for the creation of stockholder value over the long-term because the full benefit of the options can be realized only if the price of the Company's Common Stock appreciates over time.

     The Compensation Committee believes the compensation of Mr. Nikolaus and the other executive officers of the Company is reasonable in view of the Company's performance and the contribution of those officers to that performance in 1995, as well as the performance of the Company in 1995 compared to the performance of other property and casualty insurance companies in 1995.


DONEGAL GROUP INC. COMPENSATION COMMITTEE
C. Edwin Ireland
R. Richard Sherbahn
Philip H. Glatfelter, II

COMPARISON OF TOTAL RETURN ON THE COMPANY'S COMMON STOCK WITH CERTAIN AVERAGES

     The following graph provides an indicator of cumulative total stockholder returns on the Company's Common Stock compared to the Russell 2000 Index and a peer group of property and casualty insurance companies selected by Value Line, Inc. The members of the peer group are as follows: W.R. Berkley Corporation, The Chubb Corporation, Cincinnati Financial Corporation, USF&G Corporation, Fremont General Corporation, Frontier Insurance Group, Inc., General Reinsurance Corporation, The Hartford Steam Boiler Inspection and Insurance Company, 20th Century Insurance Company, Orion Capital Corporation, Gainsco Inc., Ohio Casualty Corporation, The Progressive Corporation, SAFECO Corporation, Selective Insurance Group, Inc. and The St. Paul Companies, Inc.

                COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN*
 Donegal Group, Russell 2000 Index And Value Line Insurance: Property/Casualty
                                     Index
                     (Performance Results Through 12/31/95)

                                   [GRAPHIC]

In the printed version there appears a line graph depicting the following plot points:

                         1990      1991      1992      1993      1994      1995
                         ----      ----      ----      ----      ----      ----
Donegal Group          $100.00   $116.09   $130.10   $209.15   $182.66   $242.14
Russell 2000 Index     $100.00   $146.05   $172.94   $205.64   $201.56   $258.89
Insurance: Prop/Cas    $100.00   $126.61   $158.44   $156.75   $157.75   $209.21

Assumes $100 invested at the close of trading 12/31/90 in Donegal Group common stock, Russell 2000 Index, and Insurance Property/Casualty.
*Cumulative total return assumes reinvestment of dividends.

CERTAIN TRANSACTIONS

     Donald H. Nikolaus, President and a director of the Company and the Mutual Company, is also a partner in the law firm of Nikolaus, Hohenadel & Umbenhauer. Such firm has served as general counsel to the Mutual Company since 1970 and to the Company since 1986, principally in connection with the defense of claims litigation arising in Lancaster, Dauphin and York Counties of Pennsylvania. Such firm is paid its customary fees for such services.

     Patricia A. Gilmartin, a director of the Company and the Mutual Company, is an employee of Donegal Insurance Agency, which has no affiliation with the Company except that Donegal Insurance Agency receives insurance commissions in the ordinary course of business from the Company's subsidiaries and affiliates in accordance with such subsidiaries' and affiliates' standard commission schedules and agency contracts.

     During 1995, certain executive officers of the Company exercised options held by them pursuant to the Company's 1986 Equity Incentive Plan and thereafter sold the shares of the Company's Common Stock thereby acquired to the Mutual Company. In each case, the price paid was the closing bid price of the Company's Common Stock on the date of the sale. From the sale proceeds, the Mutual Company paid the exercise price of the options exercised to the Company, made the appropriate withholding deduction for income tax purposes and remitted the remaining balance to the selling executive officer. Certain information concerning these transactions is as follows:

                                                   NUMBER OF          NET
  NAME OF SELLER                                  SHARES SOLD  PROCEEDS RECEIVED
------------------------------------------------  -----------  -----------------
Donald H. Nikolaus..............................      35,000     $     275,000
Harry E. Newman.................................      32,000           196,000
William H. Shupert..............................      32,000           228,000


                   ELECTION OF INDEPENDENT PUBLIC ACCOUNTANTS

     Unless instructed to the contrary, it is intended that votes will be cast pursuant to the proxies for the election of KPMG Peat Marwick LLP as the Company's independent public accountants for 1996. The Company has been advised by KPMG Peat Marwick LLP that none of its members has any financial interest in the Company. Election of KPMG Peat Marwick LLP will require the affirmative vote of a majority of the shares of Common Stock represented in person or by proxy at the Annual Meeting.

     A representative of KPMG Peat Marwick LLP will attend the Annual Meeting, will have the opportunity to make a statement, if such representative desires to do so, and will be available to respond to any appropriate questions presented by stockholders at the Annual Meeting.

               APPROVAL OF THE 1996 EMPLOYEE STOCK PURCHASE PLAN

DESCRIPTION OF THE 1996 EMPLOYEE STOCK PURCHASE PLAN

     The Board of Directors of the Company adopted the 1996 Employee Stock Purchase Plan (the 'Stock Purchase Plan') as of January 1, 1996, subject to stockholder approval. The purpose of the Stock Purchase Plan is to provide eligible employees with an opportunity to acquire or increase their proprietary interest in the Company through the purchase of the Company's Common Stock at a discount from current market prices. The Stock Purchase Plan is intended to meet the requirements of Section 423 of the Internal Revenue Code of 1986, as amended (the 'Code').

     The total number of shares of the Company's Common Stock that are available for issuance under the Stock Purchase Plan is 100,000 shares. Appropriate adjustments in the number or kind of shares reserved for sale under the Stock Purchase Plan are provided for in the event of a stock split, stock dividend, share combination or spin-off and certain other types of corporate transactions involving the Company, including mergers, consolidations, reorganizations and reclassifications.

     On March 1, 1996, the closing price of the Company's Common Stock as reported on the Nasdaq National Market was $19.00 per share.

     The Stock Purchase Plan is administered by a committee of three employees of the Company (the 'Purchase Plan Committee') appointed by the Company's Board of Directors. The Purchase Plan Committee is authorized to adopt rules and regulations from time to time for carrying out the provisions of the Stock Purchase Plan. Any interpretation or construction of any provision of the Stock Purchase Plan by the Purchase Plan Committee is final and conclusive as to all persons absent contrary action by the Board of Directors. Any interpretation or construction of any provision of the Stock Purchase Plan by the Board of Directors is final and conclusive as to all persons.

     Full-time employees of the Company, the Mutual Company or any subsidiary of the Company or the Mutual Company who have completed one month of employment prior to the beginning of an enrollment period are eligible to participate in the Stock Purchase Plan. An otherwise eligible employee may not purchase shares under the Stock Purchase Plan if exercising the right to purchase shares of the Company's Common Stock: (i) would cause the employee to own shares of the Company's Common Stock that possess 5% or more of the total combined voting power or value of all classes of the Company's stock or any subsidiary of the Company or the Mutual Company; or (ii) would cause the employee to have purchase rights under all stock purchase plans of the Company or any subsidiary of the Company or the Mutual Company that meet the requirements of Section 423 of the Code that accrue at a rate that exceeds $25,000 of fair market value of the Common Stock of the Company or any subsidiary of the Company or the Mutual Company for each calendar year in which such right is outstanding. Separation from employment for any reason constitutes an automatic withdrawal from the Stock Purchase Plan.

     The Company has heretofore maintained The Donegal Group Inc. Employee Stock Purchase Plan (the 'Prior Plan'). The Company anticipates that all of the shares of the Company's Common Stock reserved for issuance under the Prior Plan will be subscribed for during the current subscription period under the Prior Plan. The first subscription period under the Stock Purchase Plan will run concurrently with the current subscription period under the Prior Plan so that, after the shares reserved for issuance under the Prior Plan are fully subscribed, shares of the Company's Common Stock reserved for issuance under the Stock Purchase Plan will be issued to the extent necessary to fill any oversubscription under the Prior Plan, and, in such event, shares issued under the Stock Purchase Plan and under the Prior Plan will be allocated among participants on a pro rata basis or on such other reasonable basis as management of the Company shall determine.

     The Stock Purchase Plan provides for semi-annual subscription periods, extending from January 1 through June 30 or from July 1 through December 31, respectively, beginning on January 1, 1996 and ending on December 31, 2005. Employees enrolled in the Prior Plan as of December 31, 1995 are deemed to be automatically enrolled for participation in the Stock Purchase Plan. Thereafter, enrollment for participation in the Stock Purchase Plan shall take place during the month preceding each subscription period, which is either the period from December 1 through December 31 or the period from June 1 through June 30 of each year.

     Payroll deduction is the only payment method available for the purchase of Common Stock under the Stock Purchase Plan. Employees may invest a maximum of 10% of their base pay towards the purchase of Common Stock in any subscription period. At a minimum, an employee must authorize a payroll deduction sufficient to enable such employee to purchase at least ten shares of the Company's Common Stock in any subscription period.

     Subscriptions received under the Stock Purchase Plan during each subscription period will be held by the Company in a plan account maintained for each employee. At the end of each subscription period, the amount contained in the employee's plan account will be divided by the subscription price for the applicable subscription period, and the employee's plan account will be credited with the resulting number of whole shares. The subscription price for any subscription period will be equal to the lesser of 85% of the closing price of the Common Stock as reported on the Nasdaq National Market on the last trading day before the first day of the enrollment period with respect to such subscription period or 85% of the closing price of the Common Stock as reported on the Nasdaq National Market on the last trading day of such subscription period; provided that the subscription price will never be less than $1.00 per share.

     No employee may assign his rights under the Stock Purchase Plan. An employee may transfer rights under the Stock Purchase Plan only by will or by the laws of descent and distribution, and such subscription rights shall be exercisable, during an employee's lifetime, only by the employee.

     Upon the discontinuance of an employee's employment with the Company, the Mutual Company or a subsidiary of the Company or the Mutual Company or an employee's withdrawal from the Stock Purchase Plan, the amount of any cash credited to the employee's Stock Purchase Plan account for the current subscription period will be refunded by the Company to the employee without interest. Withdrawal by an officer subject to Section 16 of the Exchange Act, except for withdrawal because of the discontinuance of an officer's employment with the Company, the Mutual Company or a subsidiary of the Company or the Mutual Company, will become effective only at the end of a subscription period. No further payroll deductions will be made with respect to employees that have withdrawn from the Stock Purchase Plan. An employee's withdrawal from the Stock Purchase Plan does not affect such employee's eligibility to participate in the Stock Purchase Plan during succeeding subscription periods. A retiring employee or a beneficiary of a participating employee upon the death of such employee may elect to purchase the appropriate number of whole shares of Common Stock using the date of retirement or death as though it were the last day of a subscription period.

AMENDMENT AND TERMINATION

     The Stock Purchase Plan will remain in effect until December 31, 2005 or until all shares available for purchase are purchased under the Stock Purchase Plan. The Board of Directors of the Company has the right to terminate the Stock Purchase Plan at any time without notice, as long as no participant's existing rights are adversely affected thereby. Without stockholder approval, no amendments may be made to the Stock Purchase Plan to: (i) increase materially the benefits accruing to participants under the Stock Purchase Plan; (ii) increase the total number of shares of Common Stock subject to the Stock Purchase Plan; (iii) change the formula by which the price at which the shares of Common Stock shall be sold is determined; or (iv) change the class of employees eligible to participate in the Stock Purchase Plan.

FEDERAL INCOME TAX CONSEQUENCES

     The Stock Purchase Plan is intended to qualify under the provisions of
Section 423 of the Code. No income will be realized for federal income tax purposes by a participant upon the purchase of shares under the Stock Purchase Plan. For participants who do not dispose of their shares within two years after the date on which the right to purchase was granted nor within one year after their shares were purchased, the gain on sale of the shares following the end of the required holding period (or their increase in value in the event of death prior to sale) will, under the present provisions of the Code, be taxed as ordinary income to the extent of the lesser of (i) an amount equal to the difference between the fair market value of the shares on the date of grant and 85% of such value on such date or (ii) an amount equal to the difference between the fair market value of the shares at the time of disposition and the amount paid for such shares under the Stock Purchase Plan. Any additional gain will be treated as long-term capital gain assuming the shares are capital assets in the participant's hands. If a participant is entitled to long-term capital gain treatment upon a sale of the stock, the Company will not be entitled to any deduction for federal income tax purposes with respect thereto. For participants who dispose of their shares within two years after the date of grant or within one year after their shares were purchased, the gain on the sale of the shares will, under the present provisions of the Code, be taxed as ordinary income to the extent of the difference between the purchase price of the shares and the fair market value of the shares on the purchase date and such difference will be deductible by the Company for federal income tax purposes. Any additional gain will be treated as long-term or short-term capital gain, depending on whether the shares have been held for more or less than one year from the date they were purchased.

VOTE REQUIRED

     Approval of the Stock Purchase Plan will require the affirmative vote of the holders of a majority of the outstanding shares of the Company's Common Stock present in person or represented by proxy at the Annual Meeting and entitled to vote. Abstentions are considered shares of stock present in person or represented by proxy at the meeting and entitled to vote and are counted in determining the number of votes necessary for a majority. An abstention from voting will therefore have the practical effect of voting against approval of the Stock Purchase Plan because it does not represent a vote for approval. Broker non-votes are not considered shares present in person or represented by proxy and entitled to vote on the amendment and will have no effect on the vote. The Board of Directors recommends a vote FOR the approval of the Stock Purchase Plan.

                   APPROVAL OF THE 1996 EQUITY INCENTIVE PLAN

DESCRIPTION OF THE 1996 EQUITY INCENTIVE PLAN

     The Board of Directors of the Company adopted the 1996 Equity Incentive Plan (the '1996 Equity Incentive Plan') on February 15, 1996, subject to stockholder approval. The purpose of the 1996 Equity Incentive Plan is to further the growth, development and financial success of the Company, the Mutual Company and the subsidiaries of the Company and the Mutual Company by providing additional incentives to those officers and key employees who are responsible for the management and affairs of the Company, the Mutual Company and the subsidiaries of the Company and the Mutual Company which will enable them to participate in the growth of the capital stock of the Company.

     The 1996 Equity Incentive Plan permits the granting of options to purchase Common Stock of the Company ('Options'), including Options intended to qualify as incentive stock options ('Incentive Stock Options') under Section 422 of the Code, and Options not intended to so qualify ('Non-Qualified Stock Options') to those officers and key employees of the Company, the Mutual Company and the subsidiaries of the Company and the Mutual Company (as defined in Section 425 of the Code) who are in positions in which their decisions, actions and counsel significantly impact upon the profitability and success of the Company, the Mutual Company and the subsidiaries of the Company and the Mutual Company. Directors of the Company who are not also officers or employees of the Company, the Mutual Company or the subsidiaries of the Company and the Mutual Company are not eligible to participate in the 1996 Equity Incentive Plan. Nothing contained in the 1996 Equity Incentive Plan affects the right of the Company, the Mutual Company or any subsidiary of the Company or the Mutual Company to terminate the employment of an employee.

     Approximately 25 persons are eligible to participate in the 1996 Equity Incentive Plan, including executive officers of the Company, the Mutual Company and the subsidiaries of the Company and the Mutual Company. No Options have yet been granted to any person and no determination has been made as to the allocation of grants of Options to specific employees under the 1996 Equity Incentive Plan.

     The total number of shares of the Company's Common Stock that may be the subject of Options granted under the 1996 Equity Incentive Plan may not exceed 345,850 shares in the aggregate. If an Option expires or is terminated for any reason without having been fully vested or exercised, the number of shares subject to such Option which have not been purchased or become vested may again be made subject to an Option under the 1996 Equity Incentive Plan. Appropriate adjustments to outstanding Options and to the number or kind of shares subject to the 1996 Equity Incentive Plan are provided for in the event of a stock split, reverse stock split, stock dividend, share combination or reclassification and certain other types of corporate transactions involving the Company, including a merger or a sale of substantially all of the assets of the Company. On March 1, 1996, the closing price of the Company's Common Stock as reported on the Nasdaq National Market was $19.00 per share.

     The 1996 Equity Incentive Plan will be administered by a committee of at least three persons (the 'Equity Plan Committee') appointed by the Company's Board of Directors, none of whom is eligible to receive Options under the 1996 Equity Incentive Plan. The Equity Plan Committee is authorized to (i) interpret the provisions of the 1996 Equity Incentive Plan and decide all questions of fact arising in its application; (ii) select the employees to whom Options are granted, and determine the timing, type, amount, size and terms of each such grant; and (iii) make all other determinations necessary or advisable for the administration of the 1996 Equity Incentive Plan.

INCENTIVE AND NON-QUALIFIED OPTIONS

     The exercise price of the shares subject to Options will be set by the Equity Plan Committee but may not be less than 100% of the fair market value of such shares on the date the Option is granted as determined by the Equity Plan Committee.

     Options will be evidenced by written agreements in such form not inconsistent with the 1996 Equity Incentive Plan as the Equity Plan Committee shall approve from time to time. Each agreement will state the period or periods of time within which the Option may be exercised, provided, however, that no Option may be exercised in whole or in part during the first six months after such Option is granted unless expressly permitted by the Committee. The Equity Plan Committee may accelerate the exercisability of any installments upon such circumstances and subject to such terms and conditions as the Equity Plan Committee deems appropriate. Unless the Equity Plan Committee accelerates exercisability, no Option that is unexercisable at the time of the optionee's termination of employment may thereafter become exercisable. No Option may be exercised after ten years from the date of its grant.

     An outstanding Non-Qualified Option that has become exercisable generally terminates one year after the termination of employment due to death, retirement or total disability and three months after employment termination for any reason other than retirement, total disability or death. Incentive Stock Options that have become exercisable generally will terminate one year after termination of employment due to total disability or death and three months after an employment termination for any other reason. No Option may be assigned or transferred, except by will or by the applicable laws of descent and distribution. During the lifetime of the optionee, the Option may be exercised only by the optionee.

     The Equity Plan Committee will determine whether Options granted are to be Incentive Stock Options meeting the requirements of Section 422 of the Code. Incentive Stock Options may be granted only to eligible employees. Any such optionee must own less than 10% of the total combined voting power of the Company or of any of its subsidiaries unless at the time such Incentive Stock Option is granted the price of the Option is at least 110% of the fair market value of the Common Stock subject to the Option and, by its terms, the Incentive Stock Option is not exercisable after the expiration of five years from the date of grant. An optionee may not receive Incentive Stock Options for shares that first become exercisable in any calendar year with an aggregate fair market value determined at the date of grant in excess of $100,000.

     The option price must be paid in full at the time of exercise unless otherwise determined by the Equity Plan Committee. Payment must be made in cash, in shares of the Company's Common Stock valued at their then fair market value, or a combination thereof, as determined in the discretion of the Equity Plan Committee. It is the policy of the Equity Plan Committee that any taxes required to be withheld must also be paid at the time of exercise. The Equity Plan Committee may, in its discretion, allow an optionee to enter into an agreement with the Company's transfer agent or a brokerage firm of national standing whereby the optionee will simultaneously exercise the Option and sell the shares acquired thereby and either the Company's transfer agent or the brokerage firm executing the sale will remit to the Company from the proceeds of sale the exercise price of the shares as to which the Option has been exercised.

AMENDMENT AND TERMINATION

     The 1996 Equity Incentive Plan will remain in effect until all Options granted under the 1996 Equity Incentive Plan have been satisfied by the issuance of shares, except that no Option may be granted under the 1996 Equity Incentive Plan after February 15, 2006. Without stockholder approval, no amendments may be made to the 1996 Equity Incentive Plan to: (i) materially increase the maximum number of shares that may be issued under the 1996 Equity Incentive Plan, except to reflect adjustments in capitalization as described in the 1996 Equity Incentive Plan; (ii) materially increase the benefits accruing to participants under the 1996 Equity Incentive Plan; or (iii) materially modify requirements for eligibility for participation under the 1996 Equity Incentive Plan. In all other respects, the Equity Incentive Plan can be amended, modified, suspended or terminated by the Board of Directors of the Company or the Equity Plan Committee, except that no modification, amendment or termination may be made to the 1996 Equity Incentive Plan, without the consent of an optionee, if such modification, amendment or termination will affect the rights of the optionee under an Option previously granted.

FEDERAL INCOME TAX CONSEQUENCES

     The 1996 Equity Incentive Plan is not qualified under Section 401(a) of the Code. The following description, which is based on existing laws, sets forth generally certain of the federal income tax consequences of the Options under the 1996 Equity Incentive Plan. This description may differ from the actual tax consequences of participation in the 1996 Equity Incentive Plan.

     An employee receiving an Option will not recognize taxable income upon the grant of the Option, nor will the Company be entitled to any deduction on account of such grant. In the case of Non-Qualified Stock Options, the optionee will recognize ordinary income upon the exercise of the Non-Qualified Stock Option in an amount equal to the difference between the option price and the fair market value of the shares on the date of exercise. When the optionee disposes of the shares acquired upon exercise of the Option, the employee will generally recognize capital gain or loss equal to the difference between (i) the selling price of the shares and (ii) the sum of the option price and the amount included in his income when the Option was exercised. Such gain will be long-term or short-term depending upon whether the shares were held for more or less than one year after the date of exercise.

     Incentive Stock Options granted under the 1996 Equity Incentive Plan are intended to qualify as incentive stock options under Section 422 of the Code. A purchase of shares upon exercise of an Incentive Stock Option will not result in recognition of income at that time. However, the excess of the fair market value of the shares purchased over the exercise price will constitute an item of tax preference. This tax preference will be included in the optionee's computation of his alternative minimum tax.

     If the optionee does not dispose of the shares issued to the optionee upon the exercise of an Incentive Stock Option within one year of such issuance or within two years from the date of the grant of such Option, whichever is later, then any gain or loss realized by the optionee on a later sale or exchange of such shares generally will be a long-term capital gain or a long-term capital loss. If the optionee sells the shares during such period, the sale will be referred to as a 'disqualifying disposition.' In that event, the optionee will recognize ordinary income for the year in which the disqualifying disposition occurs equal to the amount, if any, by which the lesser of the fair market value of such shares on the date of exercise of such Option or the amount realized from the sale exceeded the amount the optionee paid for such shares. Any additional gain realized generally will be capital gain, which will be long-term or short-term depending on the holding period for the shares. If the optionee disposes of the shares by gift during such period, the transfer will be treated as a disqualifying disposition subject to the rules described herein.

     If the purchase price upon exercise of an Option is paid with shares already owned by the optionee, generally no gain or loss will be recognized with respect to the shares used for payment and the additional shares received will be taxed as described herein. However, if payment of the purchase price upon exercise of an Incentive Stock Option is made with shares acquired upon exercise of an Incentive Stock Option before the shares used for payment have been held for the two-year or one-year period described herein, use of such shares as payment will be treated as a 'disqualifying disposition' of the shares used for payment subject to the rules described herein.

     The Company will be entitled to a tax deduction in connection with an Option under the 1996 Equity Incentive Plan only in an amount equal to the ordinary income realized by the optionee and at the time such optionee recognizes such income, provided that applicable tax withholding requirements are met. The federal, state and local income tax consequences to any particular taxpayer will depend upon the taxpayer's individual circumstances. In addition, various tax legislative proposals are introduced in the Congress from time to time, and it is not possible to predict which of the various proposals introduced will be enacted into law, the form in which they finally may be enacted, the effective dates thereof or the effect on the tax consequences of participation in the 1996 Equity Incentive Plan.

VOTE REQUIRED

     Approval of the 1996 Equity Incentive Plan will require the affirmative vote of the holders of a majority of the outstanding shares of the Company's Common Stock present in person or represented by proxy at the Annual Meeting and entitled to vote. Abstentions are considered shares of stock present in person or represented by proxy at the meeting and entitled to vote and are counted in determining the number of votes necessary for majority. An abstention from voting will therefore have the practical effect of voting against approval of the 1996 Equity Incentive Plan because it does not represent a vote for approval. Broker non-votes are not considered shares present in person or represented by proxy and entitled to vote on the amendment and will have no effect on the vote. The Board of Directors recommends a vote FOR the approval of the 1996 Equity Incentive Plan.

                                 ANNUAL REPORT

     A copy of the Company's Annual Report for 1995 is being mailed to the Company's stockholders with this Proxy Statement.

                             STOCKHOLDER PROPOSALS

     Any stockholder who, in accordance with and subject to the provisions of the proxy rules of the SEC, wishes to submit a proposal for inclusion in the Company's proxy statement for its 1997 Annual Meeting of Stockholders must deliver such proposal in writing to the Company's Secretary at the Company's principal executive offices at 1195 River Road, Marietta, Pennsylvania 17547, not later than November 26, 1996.

                                OTHER PROPOSALS

     The Board of Directors does not know of any matters to be presented for consideration other than the matters described in the Notice of Annual Meeting, but if any matters are properly presented, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their judgment.

                                          By Order of the Board of Directors,

                                          /s/ Donald H. Nikolaus

                                          Donald H. Nikolaus,
                                          President and Chief Executive Officer

March 26, 1996